Exhibit 10.5

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[ENGLISH TRANSLATION FOR INFORMATION PURPOSES]

Framework agreement for the reorganisation

of Coca Cola Iberian Partners, S.A. and the

implementation of

Project Spark

Madrid, 30 July 2015

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INDEX

INDEX		2

THE PARTIES		5

WHEREAS		5

CLAUSES		10

1.	OBJECT	10

2.	IBERIAN REORGANISATION	11

2.1	Main steps for the Iberian Reorganisation	11

2.2	Preliminary procedure: request to appoint an independent expert	11

2.3	Procedure to incorporate HoldCo	12

2.3.1	Valuation of HoldCo’s contributions and exchange rate	12

2.3.2	Public deed of incorporation of HoldCo	12

2.4	Incorporation Date actions related to the Iberian Reorganisation	13

2.5	Condition precedent	16

3.	NON-TRANSFER AND NON-LIEN UNDERTAKING	16

4.	ADJUSTMENTS TO PERIMETER	16

4.1	Acquisition of Vífilfell	16

4.1.1	Vífilfell Sale and Purchase Agreement	17

4.1.2	Acts related to the acquisition of Vífilfell	19

4.1.3	Vífilfell management	19

4.2	Excluded Assets	20

4.2.1	Contribution of Excluded Assets to SPV Assets	20

4.2.2	Acts related to the Excluded Assets	21

5.	PROJECT SPARK	21

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5.1	Main elements of Project Spark	21

5.1.1	Bottling Businesses: valuation and verification	21

5.1.2	Orange	22

5.1.3	Contribution of the Bottling Businesses to Orange	23

5.2	Commitment to implement Project Spark	24

5.2.1	Steps to be taken on the Incorporation Date related to Project Spark	24

5.2.2	Spark Conditions	25

5.3	Other undertakings of the Accepting Shareholders with respect to Project Spark	26

6.	PROCEDURE TO CLOSE THE IBERIAN REORGANISATION AND PROJECT SPARK	27

7.	ADHESION TO THE FRAMEWORK AGREEMENT	28

7.1	Communication to Olive’s shareholders	28

7.2	Adhesion process and term	28

8.	EXTRAORDINARY LIQUIDITY MECHANISM	29

9.	OLIVE GENERAL SHAREHOLDERS’ MEETING	31

10.	INTEGRATION	32

11.	STIPULATION IN FAVOUR OF THIRD PARTIES	32

12.	GENERAL	33

12.1	Confidentiality	33

12.2	Taxes and expenses	34

12.3	Assignment	35

12.4	Amendments	35

12.5	Waivers	35

12.6	Notifications	36

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Madrid, 30 July 2015

THE PARTIES

I.	The natural and legal persons included in Schedule I. Each of these natural and legal persons is represented by the signatories of Schedule I.

These natural and legal persons, together with the shareholders, whether natural or legal persons, of Coca Cola Iberian Partners, S.A. who adhere to this agreement in accordance with its content, will be referred to as the “Accepting Shareholders” and each of them individually as the “Accepting Shareholder”.

II.	Coca Cola Iberian Partners, S.A., a Spanish company with registered office at Paseo de la Castellana, 259-C (Torre de Cristal), Floor 9, 28046, Madrid and Spanish tax identification number A-86.561.412 (“Olive”). Olive is duly represented by [D.ª Sol Daurella I Comadrán].

III.	Cobega, S.A., a Spanish company with registered office at Av. dels Països Catalans, no. 32, Esplugues de Llobregat, Barcelona (Spain) and Spanish tax identification numberA-08.080.632 (“Cobega”). Cobega is duly represented by [D.ª Sol Daurella i Comadrán].

The Accepting Shareholders, Olive and Cobega, will be jointly referred to as the “Parties”, and each of them individually as the “Party”.

WHEREAS

I.	The Accepting Shareholders are shareholders of Olive, a company the corporate purpose of which is mainly to sell and purchase, manufacture, bottle, pack, distribute and commercialize, both nationally and internationally, any kind of drinks and food products, including any kind of carbonated and soft drinks, mineral water, juices and nectars or any other non-alcoholic beverage commercialized under brands owned by The Coca-Cola Company (“Red”) (“Bottling Business”).

Olive’s Bottling Business is currently developed in Spain, Portugal and Andorra.

II.	Cobega and its wholly owned subsidiary Solinbar, S.L.U. (“Solinbar”) are the owners of shares representing 100% of the share capital of Vífilfell hf, an Icelandic company

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that owns the Bottling Business carried out in Iceland (“Vífilfell”). In particular, Cobega owns 679,794,345 shares of Vífilfell, representing 99.99999985% of its share capital, and Solinbar owns one share of Vífilfell, representing the 0.00000015% of its share capital. Cobega is also the main and controlling shareholder of Cobega Invest, S.L., which in turn is an Accepting Shareholder.

III.	Olive is negotiating with Red and Coca-Cola Enterprises Inc. (“White”) the possible integration of their Bottling Businesses in several jurisdictions (“Bottling Businesses” and “Project Spark”, respectively). In this regard:

(i)	Red is a company incorporated in Delaware which shares are traded in the New York Stock Exchange, which corporate purpose is mainly to manufacture and sell drink bases, essences and other ingredients and drink concentrates, and is the owner, among others, of the “Coca-Cola” and “Coke” brands. Red is, moreover, the indirect sole shareholder of Coca-Cola Erfrischungsgetränke AG (“Black”), which owns a Bottling Business in Germany.

(ii)	White is a company incorporated in Delaware which shares are traded in the New York Stock Exchange, and is the owner of a Bottling Business developed in Belgium, France, Great Britain, Luxemburg, Monaco, the Netherlands, Norway and Sweden.

The purpose of Project Spark is for the Bottling Businesses of Olive, White and Black to be carried out by a newly incorporated company under English and Wales law, with registered office in London (“Orange”), which will initially be owned by Olive shareholders – who will be joint owners through a holding company –, Red and the shareholders of White. The shares of the new company will be listed on Amsterdam Stock Exchange (Euronext Amsterdam), the New York Stock Exchange (NYSE) and, to the extent possible, on Euronext London and the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia by means of the Stock Exchange Interconnection System (Continuous Market).

IV.	Given that it is intended for all Olive shareholders to have a shareholding in Orange through a holding company, Project Spark requires, in connection with Olive and as a

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first step, the incorporation by the Accepting Shareholders of a Spanish corporation (sociedad anónima), to which the Accepting Shareholders will contribute their Olive shares (“HoldCo”), so that they have an indirect shareholding in Olive through HoldCo. This operation will be referred to as the “Iberian Reorganisation”.

The Iberian Reorganisation will enable a more flexible and adequate corporate structure to face potential expansion strategies of Olive, in line with those of other first-rate international groups. This corporate structure consists of a holding parent company (HoldCo) which controls other companies that unite the group’s shareholding in different jurisdictions or business lines.

Thus, HoldCo will be the parent holding company of the group controlling Olive, a sub-holding company which will connect the Bottling Business in the Iberian Peninsula, and eventually other sub-holding companies, at Olive level, which in turn will connect the Bottling Businesses in other jurisdictions or business lines.

This structure will provide a more adequate corporate management for investments in other jurisdictions and/or business lines, facilitating investment and disinvestment, and integration or collaboration agreements.

In light of the above, the Iberian Reorganisation is advisable, regardless of whether or not Project Spark is implemented.

V.	With regard to Project Spark:

(i)	the assets which are not used in the Bottling Business included in Schedule V and owned by Olive’s subsidiaries will be excluded from Olive’s Bottling Business that HoldCo contributes to Orange (“Excluded Assets”), and

(ii)	(a) Cobega will sell and transfer shares representing 100% of Vífilfell’s share capital to Orange (or to whom it indicates) and (b) Solinbar will sell and transfer its single share of Vífilfell to Olive (or to whom it indicates) ((a) and (b) will be jointly referred to as “Vífilfell Sale and Purchase”).

The procedures to (i) exclude the Excluded Assets from Olive’s Bottling Business and (ii) sell Vífilfell will be jointly referred to as “Adjustments to Perimeter”.

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VI.	The Accepting Shareholders agree to specify the terms and conditions which, if the conditions contained in this agreement are fulfilled, will govern the Iberian Reorganisation, Adjustments to Perimeter and Project Spark.

VII.	Olive has been provided a report issued by N M Rothschild & Sons Limited that concludes that, as at the date of the report, Olive’s valuation within the Project Spark framework was fair and appropriate for Olive and its shareholders.

VIII.	Olive’s Board of Directors, in its meeting held today:

(i)	approved Olive’s execution of the Master Agreement governing the process to implement Project Spark. According to this Master Agreement, Olive undertakes to encourage Olive shareholders who did not execute this agreement today to do so in accordance with the provision established herein;

(ii)	confirmed that the transfer of Olive shares in favour of HoldCo, by the Accepting Shareholders that are legal persons provided in this Framework Agreement (as this term is defined below), are covered by section (iii) of article 8.3 of Olive articles of association, therefore being a Permitted Transfers and being this Framework Agreement a Confirmation as this terms is defined in the referred articles of association;

(iii)	confirmed that once Olive General Shareholders Meeting to be held on 30 September 2015 pursuant to clause 9 below approves the amendment of the articles of association provided in section (iii) of such Clause, the transfers of Olive shares in favour of HoldCo by Accepting Shareholders that are natural persons provided in this Framework Agreement, will be included in section (ii) of article 8.3 of Olive articles of association, therefore being Permitted Transfers and being this Framework Agreement a Confirmation as this terms is defined in the referred articles of association;

(iv)	confirmed upon execution of this Framework Agreement, the transfer of Olive shares in favour of HoldCo by Accepting Shareholders that are legal persons provided in this Framework Agreement are permitted under section (c) of clause 13.3 of Olive shareholders Agreement executed on 24 January 2013 (“Olive Shareholders Agreement”), being this Framework Agreement the confirmatory notice provided in such clause;

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(v)	confirmed that upon execution of this Framework Agreement, the transfer of Olive shares in favour of HoldCo by Accepting Shareholders that are natural persons provided in this Framework Agreement, are permitted under section (d) of clause 13.3 of Olive Shareholders Agreement, as amended pursuant to Clause 9 below, being this Framework Agreement the confirmatory notice provided in such clause;

(vi)	confirmed that it is envisaged that in the Master Agreement referred to in Clause 5.1.3 below, or in a separate document, Red and The Coca Cola Export Corporation grant the authorisation referred to in clauses 13.2 and 13.8 (i) of Olive Shareholders Agreement regarding the transfer of shares of the Company in favour of HoldCo provided un this Framework Agreement; and

(vii)	for the purpose of article 88 of Royal Legislative Decree 1/2010 of 2 July approving the consolidated text of the Spanish Companies Act, authorise the Accepting Shareholders’ transfer of their Olive shares to HoldCo.

IX.	Project Spark is highly confidential, among other reasons, because the significant amount of information regarding Red and White – which, as stated, are listed companies – which is not in the public domain (such as information contained in this Framework Agreement) is subject to strict legal confidentiality obligations.

In compliance with these confidentiality obligations, this agreement is initially executed only by those Olive shareholders who have appointed (either directly or indirectly by means of other shareholders to whom they are connected) Olive directors, thus, a period is established – which will start once Project Spark is publicly announced– so that the remaining shareholders can also adhere to this agreement as Accepting Shareholders.

X.

According to the liquidity mechanism provided for in clause 14 of Olive shareholders’ agreement executed on 24 January 2013 (the “Olive Shareholders’ Agreement”) (i) shareholders were informed about the Market Value (as this term is defined in the

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Olive Shareholders’ Agreement) of Olive shares determined by Barclays and N M Rothschild & Sons Limited and which amounted to EUR 3,538 per share at Olive’s General Shareholders’ Meeting dated 22 June 2015 and (ii) the period to exercise the liquidity mechanisms for financial year 2015 expired on 15 July 2015.

In this context, the Accepting Shareholders intend to establish – before carrying out the Iberian Reorganisation – a new liquidity window, to enable Olive shareholders that did not execute the agreement (and who, therefore, do not intend to participate in the Iberian Reorganisation or/and Project Spark) to sell their Olive shares in a procedure similar to the liquidity mechanism established in the Olive Shareholders’ Agreement.

In light of the above, the Parties agree to enter into this framework agreement (“Framework Agreement”), which will be governed by the following

CLAUSES

1.	OBJECT

This Framework Agreement aims mainly to establish and regulate

(i)	in connection with the Iberian Reorganisation, the process and the necessary actions for its implementation and the Accepting Shareholders’ undertaking to fulfil and define the condition precedent to which this undertaking is subject;

(ii)	with respect to the Adjustments to Perimeter, the necessary process and actions for its implementation and the undertaking by the Accepting Shareholders and Cobega to fulfil and define the conditions to which this undertaking is subject;

(iii)	in connection with Project Spark, the contracts that will govern it, the parties to each contract and their main terms and conditions, the process for its implementation, the procedures to be carried out by the Accepting Shareholders to implement it and the Accepting Shareholders’ undertaking to fulfil and define the conditions precedent to which this undertaking is subject;

(iv)	the procedure through which Olive shareholders not signing this Framework Agreement may adhere to it; and

(v)	a liquidity mechanism, similar to that provided for in Olive Shareholders’ Agreement, which will be offered to Olive shareholders not signing this Framework Agreement and who decide not to participate in Iberian Reorganisation and/or Project Spark.

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2.	IBERIAN REORGANISATION

Subject to the fulfilment of the condition precedent under Clause 2.5 (“HoldCo Condition”) no later than by 6 August 2016, the Accepting Shareholders undertake to carry out the actions provided for in Clauses 2.3 and 2.4 on the Incorporation Date (as this term is defined in Clause 6), and any other action reasonably necessary or advisable to complete the Iberian Reorganisation.

Furthermore, the Accepting Shareholders signing this Framework Agreement today carry out the actions provided for in Clause 2.2.

2.1	Main steps for the Iberian Reorganisation

The Iberian Reorganisation consists of:

(i)	the incorporation by the Accepting Shareholders of a corporation (sociedad anónima) of Spanish nationality (HoldCo) by.

(ii)	the contribution by the Accepting Shareholders, in the framework of the incorporation of HoldCo, of all Olive shares owned by the Accepting Shareholders, in exchange for HoldCo shares pursuant to a one-to-one ratio: one HoldCo share for each Olive share contributed; and

(iii)	the Accepting Shareholders (as HoldCo shareholders) and HoldCo executing a shareholders agreement regarding HoldCo (“HoldCo Shareholders’ Agreement”). The execution of the HoldCo Shareholders’ Agreement will imply the termination of Olive Shareholders’ Agreement.

2.2	Preliminary procedure: request to appoint an independent expert

Contributing Olive shares owned by the Accepting Shareholders to HoldCo is a non-cash contribution. Therefore, Olive’s shares are subject to a mandatory report by a professional independent expert appointed by the Commercial Registry of Madrid.

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In this regard, Cobega Invest, S.L. herein signs a request for the appointment of an independent expert according to Schedule 2.2, who is requested to value the shares representing 100% of Olive’s share capital, albeit using mechanisms that enable the valuation of a lower share capital, should any Olive shareholder decide not to contribute its Olive shares to HoldCo.

The Accepting Shareholders agree that Olive will be in charge of handling the submission, as soon as possible, of the request for the appointment of an independent expert, and all the procedures necessary to obtain this report and, if necessary, its extension.

2.3	Procedure to incorporate HoldCo

2.3.1	Valuation of HoldCo’s contributions and exchange rate

The Accepting Shareholders agree that the exchange ratio of Olive and HoldCo shares will be one to one: each Accepting Shareholder will receive a HoldCo share for each Olive share contributed.

For the sole purpose of the contribution to HoldCo, the value of contributed Olive shares will be the value calculated by the independent expert designated by the Commercial Registry in accordance with Clause 2.2.

The Accepting Shareholders authorize Olive to inform HoldCo, once the latter is incorporated, about (i) the tax value of past contributions to Olive by the Accepting Shareholders, as well as to provide all the documents supporting this tax value, and (ii) the information about the Accepting Shareholders included in the record book of Olive’s Indirect Holdings, Beneficiary Entities and Ultimate Beneficiaries. Besides, the Accepting Shareholders undertake to provide any explanation and additional information in this regard that HoldCo may require in the future.

2.3.2	Public deed of incorporation of HoldCo

On the Incorporation Date (as this term is defined in the Clause 6), the Accepting Shareholders, by themselves or through a representative, will grant HoldCo’s incorporation deed, subscribing a number of HoldCo shares equivalent to Olive’s shares owned by them, and paying for the subscribed HoldCo shares through the contribution of Olive shares owned by them. The Olive shares will be contributed to HoldCo free of any lien, charge or third party right.

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The public deed of incorporation will include, among others, the following:

(i)	The identity of the Accepting Shareholders and their intention to incorporate HoldCo.

(ii)	Olive’s shares contributed by each Accepting Shareholder, the value of each contribution in euros and the numbering of the HoldCo shares contributed to by the Accepting Shareholders in exchange.

Each Accepting Shareholder will be obliged to contribute every Olive share he/she/it owns to HoldCo.

(iii)	Representations and warranties of each of the Accepting Shareholders, in favour of HoldCo in relation to Olive’s shares contributed, according to Schedule 2.3.2(iii).

(iv)	The inclusion of Olive’s shares in the tax regime referred to in Chapter VII of Title VII of Law 27/2014 of 27 November, on Corporate Tax.

(v)	HoldCo’s articles of association, which will be drafted in all material respects in accordance with the attached model provided in Schedule 2.3.2(v).

(vi)	With respect to HoldCo’s Board of Directors: (a) its initial composition , which will be the same as that of Olive as at HoldCo’s Incorporation Date, and (b) the directors’ acceptance of their appointments for the maximum term established in HoldCo’s articles of association.

(vii)	Independent expert report pursuant to Clause 2.2.

2.4	Incorporation Date actions related to the Iberian Reorganisation

On the Incorporation Date, immediately after the granting of the incorporation deed, the following actions will be carried out in relation to the Iberian Reorganisation:

(i)	If Olive is a wholly owned subsidiary of HoldCo:

(a)	members of the Board of Directors of Olive will resign from their positions in Olive and the secretary and deputy secretary non-members to the Board will resign;

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(b)	HoldCo as sole shareholder of Olive, will pass the following resolutions:

(1)	accept the resignations submitted by the members of the Board of Directors of Olive , approving their management and thanking them for their services. Any directors that have not submitted their resignation will be removed;

(2)	accept the resignations submitted by the secretary and deputy secretary non-members to the Board, thanking them for their services. If they do not submit their resignation, they will be removed;

(3)	amend Olive’s articles of association to bring them in line with those governing other sole shareholder companies of the group; and

(4)	appoint HoldCo as sole director of Olive for the maximum period established in the articles of association.

All these decisions will be formalized in a public deed for their registration with the Commercial Registry of Madrid as soon as possible and, in any event, within 15 days of the deed’s formalization.

(ii)	If Olive is not a wholly owned subsidiary of HoldCo:

(a)	members of the Board of Directors of Olive will resign from their positions as directors of Olive, effective as from the date on which their substitutes are appointed by the Shareholders’ Meeting, and the secretary and deputy secretary non-members to the Board will resign from their positions;

(b)	Olive Shareholders’ Meeting will be called, which must be held within 40 days of the Incorporation Date, and the agenda of the Shareholders’ Meeting will be the following:

(1)	accept the resignation of the outgoing directors, approving their management and thanking their services. Any directors that have not submitted their resignation will be removed;

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(2)	accept the resignations submitted by the secretary and deputy secretary non-members to the Board, thanking them for their services. If they do not submit their resignation, they will be removed;

(3)	amend Olive’s articles of association as provided for under Schedule 2.4(i), modifying the company’s management system, which will be composed of a sole director; and

(4)	appoint HoldCo as sole director of Olive for the maximum period established in the articles of association.

These resolutions, as the case may be, will be formalized in a public deed before registering them with the Commercial Registry of Madrid as soon as possible and, in any event, within 15 days of the deed’s formalization.

(iii)	HoldCo will hold a Board of Directors meeting, at which:

(a)	the chairperson, first deputy chairperson, second deputy chairperson, the secretary, the deputy secretary of the Board of Directors and the managing director of HoldCo will be chosen from among those who are carrying out such functions in Olive as at HoldCo’s Incorporation Date;

(b)	HoldCo as shareholder of Olive (or sole shareholder as the case may be) will approve the decisions referred to in the aforementioned point (i)(b) or (ii)(b) as the case may be;

(c)	HoldCo will sign the HoldCo Shareholders’ Agreement, in substantially the same terms as those foreseen in Schedule 2.4(iv), will be approved; and

(d)	Powers of attorney will be granted under the terms established by the Board of Directors.

All the aforementioned resolutions which may be registered will be formalized in the corresponding public deeds, which will be filed for their registration with the Commercial Registry of Madrid as soon as possible and, in any event, within fifteen days following their formalization.

(iv)	The Accepting Shareholders and HoldCo will sign the HoldCo Shareholders’ Agreement in substantially similar terms as those foreseen in Schedule 2.4(iv) (which will imply the termination of Olive’s Shareholders’ Agreement).

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2.5	Condition precedent

The Accepting Shareholders’ obligation to formalize the Iberian Reorganisation and carry out all the actions established in Clauses 2.3 and 2.4 is subject to its fulfilment with, before 6 August 2016, and in the terms foreseen in this Framework Agreement, the condition precedent of obtaining a report by a professional independent expert in relation to Olive shares to be contributed to HoldCo.

The HoldCo Conditions are established to the benefit of the Accepting Shareholders and they have the right to waive them at their discretion.

If by 6 August 2016 (i) the HoldCo Condition has not been fulfilled and (ii) the Accepting Shareholders have not set a new period within which the HoldCo Condition must be fulfilled, this Framework Agreement may be considered ineffective and void (except for Clauses 11, 12 and 13, and the Parties will be able to claim anything from each other, except if there has been a breach of contract).

3.	NON-TRANSFER AND NON-LIEN UNDERTAKING

The Accepting Shareholders undertake not to transfer, charge or grant any right in favour of any third party over their shares in Olive, except the transfer of Olive’s shares (i) to another Accepting Shareholder and (ii) to HoldCo, pursuant to the provisions in this Framework Agreement.

4.	ADJUSTMENTS TO PERIMETER

Subject to fulfilling the Spark Conditions (as this term is defined in Clause 5.2.1) the Accepting Shareholders and Cobega undertake to perform, or cause to be performed, the actions established in Clause 4.

4.1	Acquisition of Vífilfell

Cobega undertakes to sell and transfer Orange (or the company it indicates) 679,794,345 shares of Vífilfell, fully subscribed and paid and free of any charge, lien or third party right (except for the encumbrance described subsequently), representing 99.99999985% of Vífilfell’s share capital, pursuant to the terms established in Clause 4.1.

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Cobega undertakes, as sole shareholder of Solinbar, to cause Solinbar to sell and transfer one share of Vífilfell, representing 0.00000015% of Vífilfell’s share capital, fully subscribed and paid and free of any charge, lien or third party right (except for the encumbrance described hereafter), to Olive (or the company it indicates), pursuant to the terms established in Clause 4.1.

Vífilfell shares are subject to the “Encumbrance Concerning Redemption Rights for Securities due to participation in the Central Bank of Iceland Investment Programme” dated February 28, 2012.

4.1.1	Vífilfell Sale and Purchase Agreement

On the Incorporation Date, or as soon as possible after that, Cobega, Solinbar, Olive and Orange will execute an agreement for the Vífilfell Sale and Purchase, which main terms and conditions will be as follows:

(i)	Price and payment

The aggregate purchase price for all the Vífilfell shares is EUR 35,000,000 (or its equivalent amount in Icelandic Kronas).

At closing, each seller will receive a pro rata share of the purchase price, according to the Vífilfell share sold and transferred.

Orange and Olive (or the companies appointed by them as buyers) will pay the price to Cobega and Solinbar, respectively, at closing of Vífilfell Sale and Purchase agreement, by bank transfer, net of any charge or commission, which shall be received and available at closing date in the bank account that every seller communicates in writing three days before completion.

(ii)	Conditions precedent

The obligation to acquire Vífilfell is subject to the following conditions precedent, both in favour of Orange and Olive, who, therefore, could waive those conditions:

(a)	the unconditional authorisation of the Central Bank of Iceland with regard to the Vífilfell Sale and Purchase of, according to the encumbrance affecting Vífilfell shares and Foreign Exchange Act No. 87/1992;

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(b)	Orange’s and Olive’s undertaking to carry out a legal and financial due diligence review of Vífilfell, under the customary terms for such kind of transaction, which result must be satisfactory to Orange and Olive, acting reasonably when (i) no risks are identified which have a significant effect on Vífilfell’s valuation carried out in the framework of the Vífilfell Sale and Purchase, or (ii) receiving ample and appropriate coverage for the risks detected in the Vífilfell Sale and Purchase agreement; and

(c)	the Project Spark closing, which will take place (as the case may be) at the Closing Date of Project Spark, as the term is defined in Clause 5.1.3(ii).

(iii)	Management through closing

From the date of this Framework Agreement to the closing date of the Vífilfell Sale and Purchase (or, on the date in which Orange and Olive withdraw Vífilfell Sale and Purchase because the conditions precedent provided in section (ii) above have not been fulfilled), Cobega will cause Vífilfell to carry out its business in the ordinary course of business in accordance with provisions in Schedule 3 of the Master Agreement (as the term is defined in Clause 5.1.3).

(iv)	Other terms and conditions

The Vífilfell Sale and Purchase agreement will contain the customary terms and conditions for this kind of operations, including a seller liability scheme, with representations and warranties (and, where appropriate special allowances), in accordance with the result of the legal and financial due diligence review provided for in paragraph (ii) above. Cobega and Solinbar representations and warranties with respect to Vífilfell will be essentially identical to Schedule 6 of the Master Agreement (as the term is defined in Clause 5.1.3).

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(v)	Consummation of the Vífilfell Sale and Purchase

The consummation of the Vífilfell Sale and Purchase shall take place, in accordance with the Vífilfell Sale and Purchase agreement, once the conditions precedent foreseen in paragraph (ii) have been fulfilled or their satisfaction waived by Orange and Olive.

4.1.2	Acts related to the acquisition of Vífilfell

In relation to the Vífilfell Sale and Purchase, the Accepting Shareholders, Olive and Cobega undertake to the following:

(i)	Cobega, directly and as Solinbar’s sole shareholder, (a) will not transfer, encumber or grant rights in favour of third parties in relation to Vífilfell shares; and (b) all necessary requirements and formalities whose fulfilment depends on Cobega in order for the transfer of Vífilfell shares to be fully valid and enforceable (including, if applicable, the approval of the General Shareholders’ Meeting of Cobega and Cobega as sole shareholder of Solinbar) will be fulfilled.

(ii)	The Accepting Shareholders will, on the Incorporation Date (or as soon as possible following that date) have HoldCo, as sole shareholder or majority shareholder (as the case may be) of Olive approve the Vífilfell Sale and Purchase pursuant to the terms of Clause 4.1.1 and delegate its execution to Olive’s management body.

(iii)	Accepting Shareholders, Olive and Cobega on the Incorporation Date, or as soon as possible after that, Cobega, Solinbar, Olive and Orange will (a) sign an agreement for the Vífilfell Sale and Purchase in the terms foreseen in Clause 4.1.1 and (b) fulfil any requirements and formalities necessary under Icelandic law for the transfer of Vífilfell shares to be effective and valid.

4.1.3	Vífilfell management

Upon the acquisition by Orange and Olive (or by the companies indicated by them) of Vífilfell shares, the structure and composition of the management body of Vífilfell will be amended –according to Icelandic regulations– as decided by the management body and team of Orange and Olive (or the companies indicated by them).

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4.2	Excluded Assets

4.2.1	Contribution of Excluded Assets to SPV Assets

As soon as possible, after incorporation, Olive affiliates holding Excluded Assets (identified in Schedule V) will contribute the Excluded Assets (except those that may have been transferred to third parties) to a newly established limited liability company (sociedad de responsabilidad limitada de nueva creación) in the framework of an incorporation or a share capital increase of Olive (“SPV Assets”). For the purposes of contributing the Excluded Assets to SPV Assets, these will be valued pursuant to their value in the balance sheet of the contributor.

SPV Assets will assume all current or future debts and liabilities related to the Excluded Assets. That commitment will be carried out, to the extent possible, through the termination of the debt or liability of the contributing companies with third parties and, if not possible, the commitment will be carried out by SPV Assets cumulatively and non-exhaustive effect, with the obligation to hold the contributing companies harmless from any damages that may be suffered in relation to those debts and liabilities. Annex 4.2.1. includes a model clause to include in the deed of incorporation or capital increase.

HoldCo will be guarantor of SPV Assets obligations pursuant to the above paragraph.

In the scenario that Olive is a wholly owned subsidiary of HoldCo following the contribution of the Excluded Assets to SPV Assets, its total shareholding will be distributed as dividend in kind, in a process that will make HoldCo the sole shareholder of SPV Assets, which owns the Excluded Assets (except the Excluded Assets that may have been transferred to third parties).

The management strategy that HoldCo will follow with regard to SPV Assets will consist in transferring Excluded Assets, either individually or jointly, through sale and purchase agreements in order to maximize their value.

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4.2.2	Acts related to the Excluded Assets

In connection with the Excluded Assets, the Accepting Shareholders undertake as soon as possible after the Incorporation Date:

(i)	to have Olive’s subsidiaries holding the Excluded Assets (a) incorporate SPV Assets, (b) contribute the Excluded Assets to SPV Assets; and

(ii)	to have Olive’s subsidiaries which are shareholders of SPV Assets at the time (and Olive, once it becomes a shareholder of SPV Assets, and as long as it is wholly owned by HoldCo) distribute these shares as dividends in kind.

5.	PROJECT SPARK

5.1	Main elements of Project Spark

Project Spark consists of integrating the Bottling Businesses of White, Black and Olive (excluding the Excluded Assets) by contributing them to Orange. The main elements are:

(i)	the Bottling Businesses of White, Black and Olive (identifying the scope of each Bottling Business), the assessment of each one in the framework of Project Spark and the mechanisms foreseen to verify and validate these assessments;

(ii)	the main features of Orange and the main terms and conditions that will govern the relationship between the shareholders of Orange, as well as the process foreseen for admitting the Orange shares for trading on Amsterdam Stock Exchange (Euronext Amsterdam), the New York Stock Exchange (NYSE) and, to the extent possible, on Euronext London and on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia by means of the Stock Exchange Interconnection System (Continuous Market); and

(iii)	the process foreseen for contributing the Bottling Businesses to Orange.

5.1.1	Bottling Businesses: valuation and verification

(A)	Valuation of the Bottling Businesses

Schedule 5.1.1 includes (i) a description of the Bottling Businesses of White, Black and Olive that will be contributed to Orange, as well as, (ii) the methods followed to assess the Bottling Businesses in the framework of Project Spark.

In relation to the above, Olive has received a report issued by N M Rothschild & Sons Limited which concludes that, as at the date of the report, Olive’s valuation within the Project Spark framework was fair and appropriate for Olive shareholders and Olive.

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(B)	Due Diligence

The Bottling Business of Black and White has been subject to a legal, labour, financial and tax due diligence exercise carried out under customary terms in transactions of this kind with a satisfactory result by experienced professional external advisors of Olive.

Likewise, legal (due diligence), labour, financial and tax advisors of Red and White have carried out a due diligence process of those areas of the Olive Bottling Business.

5.1.2	Orange

(A)	Orange’s features and Orange Shareholders’ Agreement

It is envisaged that Orange will be a company incorporated under the laws of England and Wales, with registered office in London.

It is envisaged that the structure and the members of the Board of Directors and management of Orange at the Closing Date of Project Spark will be those listed in Schedule 5.1.2. In addition, HoldCo and Red, as shareholders of Orange, and Orange will execute an agreement subject to the laws of England and Wales (the “Orange Shareholders’ Agreement”), the main terms and conditions of which are included in Schedule 5.1.2.

(B)	Admission to trading

The listing of the shares will be requested for the Amsterdam Stock Exchange (Euronext Amsterdam), the New York Stock Exchange (NYSE) and, to the extent possible, on Euronext London and on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia by means of the Stock Exchange Interconnection System (Continuous Market), in the terms provided for in the Master Agreement (as this term is defined in the following Clause 5.1.3).

The listing of the Orange’s shares on the Amsterdam Stock Exchange (Euronext Amsterdam) will be a condition for the contribution of the Bottling Businesses to Orange.

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5.1.3	Contribution of the Bottling Businesses to Orange

It is envisaged that the Bottling Businesses will be contributed to Orange between the following dates:

(i)	The “Signature Date of Project Spark”, which is planned for [6] August 2015, which will be the date on which Project Spark will be announced to the public and some of the Project Spark contracts will be executed, as explained further below.

(ii)	The “Closing Date of Project Spark”, which will be the date on which, provided that the conditions foreseen for the effectiveness of Project Spark have been met, the contracts governing the contribution of the Bottling Businesses of White, Black and Olive to Orange, as well as, the other contracts that pursuant to the provisions below govern Project Spark, take full effect and the Bottling Businesses of White, Black and Olive are actually contributed to Orange.

Project Spark will be documented pursuant to the following contracts:

(i)	Master Agreement: contract subject to the laws of England and Wales, which describes the implementation process of Project Spark and establishes its main terms and conditions. It will be signed on the Signature Date of Project Spark by Red, White Olive, Orange and an Orange subsidiary (MergeCo) incorporated under the laws of Delaware (“Master Agreement”). The main terms and conditions of the Master Agreement are included in Schedule 5.1.3(i).

HoldCo will adhere to the Master Agreement on (or immediately after) the Incorporation Date, replacing Olive.

(ii)	This Framework Agreement, which is subject to Spanish law.

(iii)	Olive Contribution Agreement: contract subject to the laws of Spain – pursuant to the Master Agreement – which regulates HoldCo’s contribution of its Olive shares to Orange, will be executed on the Incorporation Date (or immediately afterwards) by HoldCo and Orange, and will take effect on the Closing Date of Project Spark (“Olive Contribution Agreement”).

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(iv)	Black Contribution Agreement: contract subject to the laws of Germany – pursuant to the Master Agreement – which regulates the Black’s contribution to Orange, will be executed on Signature Date of Project Spark and that will take effect on the Closing Date of Project Spark.

(v)	Merger Agreement: contract subject to the laws of Delaware which regulates the contribution of the Bottling Business of White to Orange, structured through a merger by absorption of White (as absorbed entity) by a (indirectly) wholly owned subsidiary of Orange incorporated under the laws of Delaware (MergeCo, as the absorbing company).

It is envisaged that this agreement will be executed on the Closing Date of Project Spark by White, Orange and two subsidiaries wholly owned by Orange (US Orange and MergeCo), together with the Master Agreement.

(vi)	The Orange Shareholders’ Agreement referred to in Clause 5.1.2.

5.2	Commitment to implement Project Spark

5.2.1	Steps to be taken on the Incorporation Date related to Project Spark

Subject to the fulfilment of each and every one of the conditions precedent set out in Clause 5.2.2 (the “Spark Conditions”) no later than 6 August 2016 at the very latest, on the Incorporation Date, and immediately after the conclusion of the steps foreseen in Clause 2.4, the Accepting Shareholders, as HoldCo Shareholders, will hold a Universal HoldCo Shareholders’ Meeting in which they will vote in favour of:

(i)	In the event that Olive is a wholly owned subsidiary of HoldCo, and therefore sole shareholder of Olive, Olive will pay dividends to HoldCo in an amount and pursuant to the terms established in the Master Agreement (except that, pursuant to the Master Agreement, it is not entitled to distribute such dividend at this point in time but at a later time, in which case the resolution will be passed at the appropriate time according to the Master Agreement);

(ii)	Vífilfell Sale and Purchase agreement in accordance with Clause 4.1.

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(iii)	Contribution by HoldCo of Olive’s shares to Orange, within the framework of Project Spark (which will include the authorisation that is referred to in article 72 of Legislative Royal Decree 1/2010, dated 2 July, approving the restated text of the Spanish Companies Act), and consequently:

(a)	HoldCo’s adhesion to the Master Agreement executed on the Signature Date of Project Spark in accordance with Schedule 5.1.3(i);

(b)	HoldCo’s signature of the Olive Contribution Agreement pursuant to Schedule 5.1.3(iii);

(c)	HoldCo’s adhesion or execution of the Orange Shareholders’ Agreement; and

(d)	The execution of any other contracts and taking any other steps that might be necessary or appropriate to implement Project Spark.

Furthermore, in the case that Olive is not a company wholly owned by HoldCo, the Accepting Shareholders commit themselves to obtain the waiver by the Board of Directors of Olive of the corresponding preferential acquisition right, pursuant to article 8.3 (b) of the new Olive articles of association and grant the authorisation provided in article 8.3(e) (ii) of the mentioned articles of association, in relation to HoldCo’s contribution of Olive shares to Orange, pursuant to the Olive Contribution Agreement.

5.2.2	Spark Conditions

The Accepting Shareholders’ obligation to carry out the steps in Clause 5.2.1 is subject to fulfilling the Spark Conditions pursuant to this Framework Agreement before 6 August 2016:

(i)	Implementing the Iberian Reorganisation. HoldCo must own shares representing at least 80% of Olive’s share capital.

Notwithstanding the foregoing, all Accepting Shareholders must contribute all their Olive shares to HoldCo upon its incorporation, as established in this Framework Agreement.

(ii)	Maintaining the main terms and conditions. The terms of the Master Agreement and the Orange Shareholders’ Agreement entered into or adhered to by HoldCo must be consistent with those included in Schedules 5.1.3(i) and 5.1.2, respectively.

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In relation to the foregoing, Olive commits itself vis-à-vis the Accepting Shareholders to not enter into the Master Agreement, the Orange Shareholders’ Agreement and the other agreements related to Project Spark, and to not approve their renewal, if the terms and conditions of those agreements (or their renewal), are not consistent with those included in Schedule 5.1.3(i) and Schedule 5.1.2., respectively, except with the previous authorisation of the Accepting Shareholders that own Olive shares representing at least 80% of Olive share capital.

The Spark Conditions are established to the benefit of the Accepting Shareholders who may jointly waive them at their discretion. If the waiver of the Spark Conditions is agreed by the Accepting Shareholders that own Olive shares representing at least 80% of Olive share capital, the waiver will be binding on all Accepting Shareholders, being understood, consequently, that all of them have waived the corresponding Spark Condition (or Conditions).

If by 6 December 2016 (i) all of the Spark Conditions have not been fulfilled; (ii) the Accepting Shareholders have not waived the Spark Conditions pursuant to the terms in the paragraph above; or (iii) the Accepting Shareholders have not set a new deadline to fulfil the Spark Conditions, Clauses 4 and 5 of this Framework Agreement will be void, without the need for any of the Parties to make a claim against the others as a result, unless any of them are in breach.

5.3	Other undertakings of the Accepting Shareholders with respect to Project Spark

According to the Master Agreement, the Accepting Shareholders undertake to:

(i)	Up to the Closing Date of Project Spark, not solicit, facilitate or deliberately incentivise the issue of a Proposal of Acquisition; not initiate or participate in conversations or discussions with a third party; not provide a third party with information regarding HoldCo, Olive or their subsidiaries; not allow a third party to access the accounting information or assets of HoldCo, Olive or their subsidiaries; not collaborate in any other way with a third party that has issued or intends to issue a Proposal of Acquisition; not approve or recommend any type of agreement that is related or refers to a Proposal of Acquisition.

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(ii)	For the purposes of this clause, “Proposal of Acquisition” means any offer or proposal related to the acquisition by a third party, directly or indirectly by means of any kind of legal transaction other than those established in the Master Agreement, of at least 15% of the consolidated assets of the Bottling Business.

(iii)	Following the Closing Date of Project Spark, not take, directly or indirectly, legal actions against Orange or its group that may result from facts occurred before the Closing Date of Project Spark. To the extent that these proceedings or rights to claim may exist, the Accepting Shareholders irrevocably waive them and perpetually release Orange and its group from any liability that may result in this regard.

6.	PROCEDURE TO CLOSE THE IBERIAN REORGANISATION AND PROJECT SPARK

The calendar for the Iberian Reorganisation, Adjustments to Perimeter and Project Spark is included as Schedule 6.

The intention of the Parties is for the actions foreseen in Clauses 2.3 and 2.4 (in relation to the Iberian Reorganisation) and the Clause 5.2.1. (in relation to the Project Spark) to take place on the same date: the Incorporation Date (as defined below), provided that the HoldCo Condition and Spark Conditions have been fulfilled on that date.

Moreover, it is the intention of the Parties that the necessary steps to implement the Adjustments to Perimeters start on the Incorporation Date and are completed as soon as possible after the said date.

Hence, when the HoldCo Condition and Spark Conditions are fulfilled, Olive will notify the Accepting Shareholders (the “Closing Notification”) and ask them to appear on a given date and time, which must be within 30 business days from the Closing Notification, before the Notary Public of Madrid referred to in the Closing Notification, for the purpose of carrying out the steps set out in Clauses 2.3 and 2.4 (in connection with the Iberian Reorganisation), in Clause 4.1.2 (in connection with the Vífilfell Sale and Purchase), and in Clause 5.2.1 (in connection with Project Spark), and therefore execute the Iberian Reorganisation and Project Spark and start the Adjustments to Perimeter (the “Incorporation Date”). Olive must issue the Closing Notification at least 10 business days prior to the Incorporation Date.

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At the same time as sending the Closing Notification, Olive will notify Cobega and Solinbar of the fulfilment of the HoldCo Condition and Spark Conditions, and will ask them to execute Vífilfell Sale and Purchase agreement, in accordance with Clause 4.1.2(iii), on the Incorporation Date or as soon as possible after that date.

Notwithstanding the above, if the HoldCo Condition is fulfilled on 6 August 2016 but not the Spark Conditions, Olive will send a Closing Notification that will only foresee the steps set out in Clauses 2.3 and 2.4, in connection with the Iberian Reorganisation.

7.	ADHESION TO THE FRAMEWORK AGREEMENT

7.1	Communication to Olive’s shareholders

The Parties agree that Olive will communicate the execution of this Framework Agreement to the non-signatory Olive shareholders immediately after the Signature Date of Project Spark, once Project Spark is in the public domain, by sending a communication to each one of them to the addresses in Olive’s files.

The communication will include (i) a description of the Iberian Reorganisation and Project Spark, (ii) an explanation of the main terms of the Framework Agreement, indication of the Accepting Shareholders that they have subscribed it and the share capital in Olive that they represent, (iii) a summary of the main differences between the Olive Shareholders’ Agreement and the HoldCo Shareholders’ Agreement, (iv) an explanation of the mechanism and adhesion term, (v) an explanation of the extraordinary liquidity mechanism set out in Clause 8 and on the terms to enforce it, (vi) a call for a meeting, which will be held on -or around- 15 September 2015 in the corporate domicile of Olive, to discuss the Iberian Reorganisation and Project Spark, and (vii) a call for the General Shareholders’ Meeting of Olive referred to in Clause 9, in order for the meeting to be held on 30 September 2015.

7.2	Adhesion process and term

Any Olive Shareholder may unconditionally adhere to each and every one of the terms of this Framework Agreement, as an Accepting Shareholder, provided that it submits a valid adhesion communication that arrives at the address indicated below by 17.00h of 25 September 2015.

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The adhesion communication, which must be based on the template in Schedule 7, must be signed by the relevant shareholder, or by a person with sufficient powers to represent the shareholder. The communication must be sent to the following address paseo de la Castellana, 259-C (Torre de Cristal), planta 9, 28046 Madrid, to the attention of the Olive Shareholders’ Office, with a copy of the signatory’s ID card or passport and, in the case of a representative, the document that proves the empowerment or representation faculty.

8.	EXTRAORDINARY LIQUIDITY MECHANISM

Considering that (i) the term for Olive’s shareholders to exercise the liquidity mechanism related to financial year 2015 foreseen in the Olive Shareholders’ Agreement ended on 15 July 2015, and (ii) there may be some Olive shareholders who do not consider it appropriate to join the Iberian Reorganisation and/or Project Spark, the Accepting Shareholders agree to establish an extraordinary liquidity mechanism, similar to that in the Olive Shareholders’ Agreement, which consists of the right of each of the non-signatory shareholders of the Framework Agreement to sell to Olive the shares they own in Olive, which Olive will purchase and hold as treasury shares.

This extraordinary liquidity mechanism will have the following characteristics:

(i)	Olive share value

The market value of Olive shares for the purposes of the extraordinary liquidity mechanism will be the same value used for the liquidity mechanism set out in the Olive Shareholders’ Agreement the enforcement of which ended on 15 July 2015, i.e., EUR 3.538 per share, in accordance with the assessment by Barclays and N M Rothschild & Sons Limited in accordance with the criteria in the Olive Shareholders’ Agreement.

Hence, the Olive shareholders that apply the extraordinary liquidity mechanism in the terms set out herein will receive EUR 3.538 for each Olive share sold.

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(ii)	Maximum percentage of shares to acquire

The percentage of Olive shares which will be acquired under the extraordinary liquidity mechanism will be equal to: the percentage of Olive shares owned by Olive shareholders who, as at 25 September 2015, are not Accepting Shareholders.

(iii)	Shareholders’ decision to sell

No later than 10 October 2015, Olive shareholders who wish to sell their shares must communicate to the Board of Directors, by informing its Chairperson or Secretary, by reliable means, of their decision to sell to Olive (or to which indicated by Olive) all or part of their shares for the market value established in section (i). This communication will represent an irrevocable offer of sale for all purposes.

(iv)	Purchase of Olive shares by Accepting Shareholders

No later than 15 October 2015, Olive will offer to the Accepting Shareholders the possibility of purchasing all the shares offered to Olive in accordance with the section (iii) above.

The Accepting Shareholders will have the right, but not the obligation, to acquire shares in proportion to their respective shareholding in Olive. The shares offered to the Accepting Shareholders who do not wish to exercise this right will increase proportionately for the Accepting Shareholders that do exercise their right. The sale price of the shares will be the market value established in section (i).

No later than 26 October 2015, Olive shareholders who wish to sell their shares must communicate to the Board of Directors, by informing its Chairperson or Secretary, by reliable means, of their decision to acquire Olive shares for the market value established in section (i). This communication will represent an irrevocable offer of purchase for all purposes.

(v)	Formalisation of Olive’s acquisition of shares

Acquisition of Olive shareholders’ shares that have benefitted from the extraordinary liquidity mechanism will take place no later than 4 November 2015. The Board of Directors will set the exact date for the acquisition and will inform the Olive shareholders who are selling their shares and the Accepting Shareholders of the date five calendar days before the effective date of the acquisition.

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Olive shares offered to Accepting Shareholders within the extraordinary liquidity mechanism will be acquired by Olive.

(vi)	Cancellation of treasury shares

Olive shares acquired by Olive through this extraordinary liquidity mechanism, if applicable, will be cancelled.

The Accepting Shareholders undertake not to apply the extraordinary liquidity mechanism foreseen in Clause 8, which can only be used by the Olive shareholders who are not Accepting Shareholders.

9.	OLIVE GENERAL SHAREHOLDERS’ MEETING

The Accepting Shareholders undertake to request that a Olive General Shareholders’ Meeting be called for 30 September 2015, during which they undertake to vote in favour of the decisions below:

(i)	Approve Olive’s involvement in both the Iberian Reorganisation and Project Spark, as well as the management and performance of Olive’s Board of Directors in relation to both transactions, and ratify the resolutions and acts carried out by the Board of Directors.

(ii)	Only if, at the time of the General Shareholders’ Meeting, the Accepting Shareholders do not represent 100% of the share capital of Olive, Olive’s acquisition of its own shares, in line with article 146 of Royal Legislative Decree 1/2010 of 2 July, which approves the consolidated text of the Companies Law, pursuant to Clause 8.

(iii)	Only if, at the time of the General Shareholders’ Meeting, the Accepting Shareholders do not represent 100% of the share capital of Olive, article 8.3(ii) of the articles of association of Olive will need to be amended, so that it reads as follows:

“In the case of shareholders who are natural persons, in favour of the spouse, direct predecessor or descendant without limitation or collaterally to the fifth degree of kinship, or in favour of companies (a) in which the transferring shareholder or the natural persons referred above control the entire share capital and the voting rights, or (b) which are wholly owned by shareholders of the Company; and”.

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In addition, in accordance with clause 16.8 of Olive Shareholders Agreement, the Accepting Shareholders agree to amend hereby clause 13.3(b) of the Olive Shareholders’ Agreement, so that as of today it reads as mentioned above.

10.	INTEGRATION

Subject to the terms and conditions of this Framework Agreement, pursuant to article 1258 of the Spanish Civil Code, the Parties undertake to make their best efforts to carry out all the actions that are necessary or appropriate to perform the Iberian Reorganisation, the Adjustments to Perimeter, Project Spark and the rest of the actions foreseen in this Framework Agreement. In addition, the Accepting Shareholders agree that Olive and HoldCo will sign any documents, certificates, agreements or statements necessary or appropriate to implement the Iberian Reorganisation, the Adjustments to Perimeter, Project Spark and the rest of the actions foreseen in this Framework Agreement.

11.	STIPULATION IN FAVOUR OF THIRD PARTIES

The Parties agree that their respective undertakings in the first and second paragraph of Clause 2 as well as Clauses 2.2, 2.3, 2.4, 2.5, 3, 5.2, 5.3, 6, 7.1, 8, 9, 10 and 12.4 (without prejudice of the exceptions mentioned hereinafter) are stipulations in favour of Red, White and Orange, in accordance with the second paragraph of article 1.257 of the Spanish Civil Code.

Red, White and Orange may communicate their acceptance to the referred stipulations to the parties in the form that they deem appropriate, and among others by means of a letter addressed to the Board of Directors of Olive, to the attention of its Chairperson. Cobega and each one of the Accepting Shareholders hereby grant irrevocable powers to Olive to accept the receipt, on behalf of each one of them, of Red, White and Orange acceptance if they send it to Olive Board of Directors to the attention of the Chairperson.

The stipulations in favour of Red, White and Orange can only be revoked in respect of any of the beneficiaries in the event the following two circumstances occur simultaneously: (i) that the revocation happens prior to the acceptance; and (ii) that the revocation is taken by a joint

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decision of the Accepting Shareholders representing at least 80% of Olive share capital. All revocations, either individual or collective, not complying with both requirements will be ineffective. Upon acceptance of the stipulations in favour of Red, White and Orange by any of the beneficiaries, these will become irrevocable in respect of such beneficiary and its enforcement will be directly enforceable by this beneficiary vis-à-vis the responsible Parties.

Notwithstanding the aforementioned, Clauses included in the above paragraph will not be stipulations in favour of Red, White and Orange if they relate to the following issues:

(i)	the content of Olive articles of association (in matters other than the transfer of shares);

(ii)	the content of HoldCo’s articles of association;

(iii)	the content of HoldCo’s Shareholders’ Agreement; and

(iv)	the composition of Olive and HoldCo’s managing bodies and the duration of the positions.

Likewise, the Parties may agree to modify the dates included in the Estimated Calendar in Schedule 6 and, in general, in this Framework Agreement, to the extent that those changes do not negatively affect Red, White and Orange with regard to the obligations under Clause 11.

Any claims filed by Red, White or Orange, under this Clause 11 shall be subject to law and jurisdiction set out in Clause 13 below.

The parties acknowledge that the acceptance by Red, White and Orange of the stipulation in its favour contained in this Framework Agreement does not create any obligation, debt or liability by Red, White and Orange.

12.	GENERAL

12.1	Confidentiality

The terms and conditions of this Framework Agreement and any other information delivered by one of the Parties to any other Party in connection with this Framework Agreement, the Iberian Reorganisation, Adjustments to Perimeter or Project Spark (the “Confidential Information”) must be treated as confidential information and kept confidential by the Party that receives it. The Parties agree that the information received before today’s date will be considered Confidential Information, and consequently, must be kept strictly confidential by the Party that has received it.

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Each Party agrees that it will only disclose the Confidential Information received to its directors, employees, agents, professional advisors and professional auditors where such disclosure is necessary for the closing, execution and compliance of this Framework Agreement or it is required for auditing purposes, accounting purposes or the internal control systems of each of the Parties.

This notwithstanding, each Party may disclose Confidential Information when and where: (i) the disclosure is required by the applicable law, by an administrative judicial resolution, any stock exchange regulation or rules or any other regulatory authority that the Party is subject to; (ii) the disclosure is necessary to perform any act, fulfil any obligation or exercise any rights in this Framework Agreement or (iii) the Confidential Information disclosed enters the public domain without it being the fault of the Party that discloses the information.

The Parties agree that restrictions in this Clause 12.1 do not exceed what is considered reasonable and necessary for the purposes of protecting their respective investments. However, if any of these restrictions are considered null but would be valid if they were eliminated in part or their scope reduced, such restriction will be made applicable by eliminating or implementing the restrictions necessary for it to be valid and binding.

Furthermore, in connection with the Signatory Accepting Shareholders of this Framework Agreement, as well as Olive and Cobega, the terms and conditions of this Framework Agreement, and any other information delivered by one of the Parties to any other Party in connection with this Framework Agreement or with Project Spark are protected by the terms of the non-disclosure agreement (Non-Disclosure Agreement) signed by each of them within the context of Project Spark.

12.2	Taxes and expenses

Each of the Parties will bear the taxes derived from the transactions envisaged in this Framework Agreement in accordance with the applicable law and will pay its respective costs in connection with lawyers, accountants and other charges, expenses and disbursements.

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The costs and expenses corresponding to the preparation and negotiation of this Framework Agreement, as well as those corresponding to the implementation of the Iberian Reorganisation and the preparation, negotiation and implementation of Project Spark, will be assumed by Olive; if Project Spark is completed, these expenses will be charged to Orange.

12.3	Assignment

Except for the assignment referred to in Clause 2.2 above, which the Parties hereby authorise, this Framework Agreement and the rights and obligations herein may not be assigned, delegated, or transferred in any other way by any of the Parties without the prior written consent of the other Parties. Any attempted assignment in breach of this Clause 12.3 will be null.

12.4	Amendments

This Framework Agreement may not be amended, altered or supplemented other than by a written document duly signed by all the Parties.

The stipulations of this Framework Agreement in favour of Red, White and Orange in accordance with Clause 11 may not be amended without their express and written consent, except for amendments related to (i) the content of Olive articles of association (except in relation with the transfer of shares), (ii) the content of HoldCo’s articles of association, (iii) the content of HoldCo’s Shareholders’ Agreement, (iv) the composition of Olive and HoldCo’s managing bodies and the duration of the positions, and (v) the dates included in this Framework Agreement to the extent that such amendments do not negatively affect Red, White and Orange with regard to the obligations under Clause 11.

12.5	Waivers

Any waiver of a provision of this Framework Agreement, and any consent or approval required to forego the fulfilment of an obligation in this Framework Agreement will be considered to have been carried out unless the waiver, consent or approval is in writing and signed by the Party that benefits from the provision or obligation that is waived or foregone. The waiver, consent or approval will be effective for the specific case and only for the purposes for which it is granted. Under no circumstances will the breach or delay of any of Parties to comply with a condition, provision or part of this Framework Agreement be interpreted as (i) a waiver of the condition, provision or part of the same or (ii) a loss of the right to require its fulfilment in the future.

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12.6	Notifications

Every notification, requirement, and any other type of communication that is or may be effected in connection with this Framework Agreement will be in writing or in electronic format. When the notification is addressed to a Party, to the corresponding address in Schedule 12.6 (or any other address that the Party assigned in writing by giving 10 days’ notice to the other Parties pursuant to Clause 12.6) and makes express reference through notarial means to this Framework Agreement, the delivery date of the notification will be considered to be (i) the delivery date, when it is delivered in-person, or by registered post or by means of a courier service that allows for the date and content of the notification to be proved and (ii) the date on which it was sent, when it is delivered by fax or any other electronic means during usual business hours of the place of receipt. However, any type of notification made by fax or by any other electronic means will only be effective if that notification is also delivered in-person or given to a courier company that allows for the date and content of the notification to be recorded within three business days since it was sent by fax or any other electronic means.

12.7	Partial invalidity or supervening illegality

If any stipulation of this Framework Agreement is or becomes null, illegal or ineffective, the validity, legality and enforcement of the rest of the stipulations will under no circumstances be affected or undermined. In this case, the Parties will negotiate the new terms of the null, illegal or ineffective stipulation in good faith provided their effects are as similar as possible to the null, illegal or ineffective stipulations.

12.8	Copies of this Framework Agreement

This Framework Agreement is granted by the Parties in three separate copies. The signing of the signature page of this Agreement and its sending by fax or by any other electronic means will be as effective as signing this Framework Agreement by hand.

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13.	GOVERNING LAW AND JURISDICTION

13.1	Governing law

This Framework Agreement will be governed by Spanish law.

13.2	Jurisdiction

The Parties agree to submit any dispute or claim arising from or in connection with this Framework Agreement, including any disputes as to its existence, validity, termination, invalidity or enforcement to the courts and tribunals of the city of Madrid (Spain) and therefore expressly waive their rights to any other jurisdiction.

[Signature page]

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COCA COLA IBERIAN PARTNERS, S.A.

/s/ Ms. Sol Daurella Comadrán
Ms. Sol Daurella Comadrán

COBEGA, S.A.

/s/ Ms. Sol Daurella Comadrán	/s/ Mr. Mario Rotllant Solá
Indau, S.à r.l. represented by Ms. Sol Daurella Comadrán	Provisiones y Tenencias, S.L. represented by Mr. Mario Rotllant Solá

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SCHEDULE I

ACCEPTING SHAREHOLDERS

COBEGA INVEST, S.L.	Mr. MANUEL ÁLVAREZ DE ESTRADA Y CREUS

Ms Sol Daurella Comadrán	Mr. Manuel Álvarez de Estrada y Creus

PALVESA, S.L.	COLABOTS, S.L.

Mr. Manuel Álvarez de Estrada y Creus	Mr. Manuel Álvarez de Estrada y Creus

ALESTRA CAPITAL, S.L.	Mr. BELTRAN ÁLVAREZ DE ESTRADA Y CREUS

Mr. Manuel Álvarez de Estrada y Creus	Mr. Manuel Álvarez de Estrada y Creus

Ms. PALOMA ÁLVAREZ DE ESTRADA Y JÁUREGUI	EMPRESAS COMERCIALES E INDUSTRIALES VALENCIA, S.L.

Mr. Manuel Álvarez de Estrada y Creus	Mr. Juan Luis Gómez-Trénor Fos

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CULTIVOS VALENCIA, S.L.	INVERSIONES CASPATRÓ, S.L.

Mr. Javier Gómez-Trénor Vergés	Mr. Javier Gómez-Trénor Vergés

NALPA, S.L.	Mr. JAVIER GOMEZ-TRÉNOR VERGÉS

D. Álvaro Gómez-Trénor Aguilar	Mr. Javier Gómez-Trénor Vergés

Ms. BEATRIZ GÓMEZ-TRÉNOR LARIOS	Mr. GONZALO GÓMEZ-TRÉNOR LARIOS

Mr. Javier Gómez-Trénor Vergés	Mr. Javier Gómez-Trénor Vergés

Mr. SANTIAGO GÓMEZ-TRÉNOR LARIOS	Mr. ÁLVARO GÓMEZ-TRÉNOR AGUILAR

Mr. Javier Gómez-Trénor Vergés	Mr. Álvaro Gómez Trénor Aguilar

Mr. JUAN LUIS GÓMEZ-TRÉNOR FOS	USÓ FERRERA VALORES, S.L.

Mr. Juan Luis Gómez-Trénor Fos	Mr. Manuel Ferrís Usó

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Mr. MANUEL FERRÍS USÓ	Ms. MARÍA DEL CARMEN FERRÍS USÓ

Mr. Manuel Ferrís Usó	Mr. Manuel Ferrís Usó

UMADA FAFEG, S.L.	Mr. JOSÉ IGNACIO COMENGE SÁNCHEZ-REAL

Mr. José Ignacio Comenge Sánchez-Real	Mr. José Ignacio Comenge Sánchez-Real

MENDIBEA 2002, S.L.	BELLICH, S.L.

Mr. José Ignacio Comenge Sánchez-Real	Mr. Jaime Castellanos Borrego

PAOSAR, S.L.	FIMORA INVERSIONES, S.L.

Mr. Jaime Castellanos Borrego	Mr. Carlos Masaveu Mora-Figueroa

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SCHEDULE V

EXCLUDED ASSETS

Asset	Description	Subsidiary owner and tax identification number	Book Value (€m)	Market Value (€m)
Estarreja; business office	Estate in R. da Carrasqueira Lugar, n.º 4; Beduido, Estarreja (Portugal)	Refrige, S.A. (PT510873014)	1.3	1.3
Ferrol; business office	Rural estate in ctra. de Cedeira km.1; Narón, Ferrol, A Coruña (España). Registered with the Land Registry of Narón under number 16,836 bis	Begano, S.A.U. (A15009665)	1.0	0.5
Loulé; business office	Estate in Franqueada-Campina de Baixo; Loulé (Portugal)	Refrige, S.A. (PT510873014)	1.6	1.6
Lugo; business office	Urban Estate in plaza de San Xoan, 3, ground floor, Lugo (España). Registered with Land Registry no. 1 of Lugo under number 115,906	Begano, S.A.U. (A15009665)	0.6	0.3
Orense; business office	Urban Estates in Rio Camba, 6, subground floor, torre Barreiro, Orense (España). Registered with the Land Registry of Ourense n. 2, under numbers 31,960 and 31,961	Begano, S.A.U. (A15009665)	0.7	0.2
Pontevedra; business office	Estate in Luis Otero, 9, low floor, Pontevedra (España). Registered with the Land Registry of Pontevedra n. 1, núm. under number 58,018	Begano, S.A.U. (A15009665)	1.0	0.6
Santiago; business office	Rural estate in Boiscaia s/n, San Miguel dos Agros, Santiago de Compostela, A Coruña (España). Registered with the Land Registry of Santiago n.1, under number 38,012	Begano, S.A.U. (A15009665)	2.6	0.8
Las Mercedes; business office	Urban estate in calle Campezo, 10, polígono industrial Las Mercedes, Madrid (España). Registered with the Land Registry of Madrid n. 11, under number 7,798	Casbega, S.L. (A86589843)	10.9	13.3

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Asset	Description	Subsidiary owner and tax identification number	Book Value (€m)	Market Value (€m)
Colloto; production plant	Urban estate in Colloto Granda, Siero, Asturias (España). Registered with the Land Registry of Pola de Siero, under number 98,907	Asturbega, S.A.U. (A33006057)	4.1	5.1
Fuenlabrada; production plant	Estate in calle Sauce, 20, polígono industrial El Niño del Remedio, Fuenlabrada, Madrid (España). Registered with the Land Registry. n. 2, under number 37,506	Casbega, S.L. (A86589843)	33.2	23.0
Palma de Mallorca; production plant	Urban estate in calle Vell de Lluchmajor 112, Palma de Mallorca (España). Registered with the Land Registry n.1 of Palma de Mallorca, under number 95,684	Cobega Embotellador, S.L.U. (B65879652)	10.1	9.3
Cospeito; production plant (water)	Estate in ctra. Pino, Km 1 y 2, C, Cospeito, Lugo (España). Registered with the Land Registry of Vilalba, under number. 8670	Aguas de Cospeito, S.L.U. (B32251795)	13.5	7.2
Frutos y Zumos, S.A.U.; concentrated juices business	Spanish company, domiciled at Albal, Valencia, nuevo acceso Alicante a Valencia, km 256.100 with VAT number A-46.021.069, which its main purpose is handling, conserving, industrialising and commercializing citrus products. Registered with the Commercial Registry of Valencia, at volume 3,600, sheet 172, page V-12,582	Iparbal 99, S.L. (B95060414)	4.6	8.6
Nosoplas, S.L.U.; packaging business	Spanish company, domiciled at Bergondo (A Coruña), polígono industrial Bergondo, calle Parroquia de Rois, parcela B-38 with VAT number B-15.533.128, which main object is producing and commercializing packages and preform packages. Registered with the Commercial Registry of A Coruña, at volume 1,730, sheet 57, page C-15.294	Iparbal 99, S.L. (B95060414)	12.8	27.5
Castuera; dwelling	Urban estate in calle Santa Ana, n.º15, Catuera, Badajoz (España). Registered with the Land Registry of Castuera, under number 10.602	Rendelsur, S.A.U. (A41809559)	0.1	0.1
Lepe; business office	Estate in calle Encarnación, 15, 13585 Lepe, Huelva (España). Registered with the Land Registry of Lepe, under number 13.585	Rendelsur, S.A.U. (A41809559)	0.1	0.2

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SCHEDULE 2.2

REQUEST TO APPOINT AN INDEPENDENT EXPERT

TO THE COMMERCIAL REGISTRAR OF MADRID IT MAY CONCERN

Ms. Sol Daurella i Comadrán, of legal age, married, of Spanish nationality, with professional domicile at Paseo de la Castellana, 259-C (Torre de Cristal), Planta 9, 28046, Madrid and holding Spanish national identification number (DNI) 38.796.879-L in the name and on behalf of Cobega Invest, S.L. in her capacity as joint and several director), with registered office in Esplugues de Llobregat (Barcelona), av. dels Països Catalans 32, registered with the Commercial Registry of Barcelona under volume 43,390, page 106 and sheet B-427.995, and holding Spanish tax identification number B-65879512 (the “Applicant”), in her capacity as the promoter of the incorporation of the company (sociedad anónima) with registered office in Madrid (the “Company”).

I appear before you and,

STATES

I.	That the Applicant holds shares of Coca Cola Iberian Partners, S.A. representing 53.9% of its share capital.

[Olive] is a Spanish company with registered office at paseo de la Castellana, 259-C (Torre de Cristal), Planta 9, 28046, Madrid and with tax identification number A-86.561.412, registered with the Commercial Registry of Madrid under volume 30,349, page 135, sheet M-546.165 (“CCIP”).

CCIP has a share capital of ONE THOUSAND FIVE HUNDRED AND SEVENTEEN MILLIONS OF EUROS (EUR 1,517,000,000), fully subscribed and disbursed, divided into 1,517,000,000 nominative ordinary shares with voting rights and of a single class and series, Serie B, numbered consecutively from 1-B to 1,517,000,000-B, both included, with per share face value of EUR 1 (the “Shares”).

II.	That the Applicant, together with other CCIP shareholders, among others, have entered into a framework agreement today, 30 July 2015 (the “Framework Agreement”) by virtue of which they agreed to, among other terms:

(i)	incorporate the Company as a limited liability company (sociedad anónima) with registered office in Madrid; and

(ii)	contribute to the Company by means of its incorporation, (the “Incorporation”), all the CCIP shares they hold, subscribing shares of the Company with a one-to-one exchange ratio, i.e. one share of the Company in exchange for each share of CCIP contributed.

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Pursuant to the Framework Agreement, the above arrangements are subject to the condition precedent that the CCIP shareholders forming part of the Framework Agreement represent at least a 80 % of the share capital of CCIP.

The signatories of the Framework Agreement jointly hold shares representing more than 92% of the share capital of CCIP. For confidentiality reasons, the CCIP shareholders who have not signed the Framework Agreement will be informed of such agreement on [or around 7] August 2015, and will be invited to adhere to it, having a term to adhere which will expire on 25 September 2015.

Both the Applicant and the remaining CCIP shareholders who have signed the Framework Agreement expect that all the CCIP shareholders will execute the Framework Agreement. However, it is possible that CCIP shareholders decided not to execute the Framework Agreement and not to contribute its/his/her CCIP shares to the Company.

Therefore, in compliance with the aforementioned condition precedent, the CCIP shares that will be contributed to the Company (in the Incorporation) will represent between 80 to 100% of CCIP’s share capital.

III.	In return for every CCIP share contributed to the Company by means of the Incorporation, a new share will be issued with a per share face value of EUR one. This exchange rate will be maintained regardless of the number of CCIP shares effectively contributed to the Company. The shares issues by the Company will be fully subscribed and disbursed by means of the contribution of the corresponding CCIP shares.

IV.	The Applicant, in its capacity as the promoter of the incorporation of the Company, wishes to request that the Commercial Registry of Madrid appoint an independent expert to issue a report regarding the Shares pursuant to article 67 of the Companies Act and articles 133 and 338 of the Commercial Registry Regulation, indicating that the valuation of the shares corresponds to the face value (and the premium, if applicable) of the Company shares to be issued in exchange for the Incorporation.

V.	That, within the preceding three months, no valuation of the described Shares has been issued by an independent expert appointed by the Commercial Registry.

In light of the above,

REQUESTS

I.-	That, considering this request submitted, that it be admitted and, conducting the prior required proceedings, an independent expert be appointed to issue a report regarding the Shares that will be the consideration of the Incorporation of the Company, that will be drafted pursuant to article 67 of the Companies Act and articles 133 and 338 of the Commercial Registry Regulation, indicating that the valuation of the shares corresponds to the number and face value of the shares of the Company to be issued as consideration for the Incorporation.

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II.-	That for the purposes of notification, any notices in connection with the above be served to the following addresses:

Cobega Invest, S.L.

Paseo de la Castellana, 259-C (Torre de Cristal), Planta 9, 28046, Madrid

Att.: Patricia Carretero Sáez

Tel.: +34 91334 8511

Fax: 913075807

Madrid, 30 July 2015

Cobega Invest, S.L.

Ms. Sol Daurella i Comadrán

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SCHEDULE 2.3.2 (III)

REPRESENTATIONS AND WARRANTIES

1	Existence and capacity

1.1	Each Accepting Shareholder individually warrants that (a) he/she/it has all requisite power and authority to execute and deliver the incorporation deed of HoldCo to which he/she/it is a party and to perform its obligations thereunder and to effect and consummate the transactions contemplated thereby.

1.2	Each Accepting Shareholder individually warrants that (a) he/she/it has not been declared insolvent or bankrupt and no action or request is pending to declare him/her/it insolvent or bankrupt, (b) he/she/it has not filed for insolvency or bankruptcy and (c) is not insolvent, bankrupt, unable to pay his/her/its debts when and as they fall due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments.

2	No conflict

Each Accepting Shareholder individually warrants that the execution and delivery by such Accepting Shareholder of the incorporation deed of HoldCo and the performance by such Accepting Shareholder of his/her/its obligations thereunder will not conflict with or violate its articles of association, in case the Accepting Shareholder is a legal entity, or any law applicable to him/her/it.

3	Ownership of the shares

3.1	Each Accepting Shareholder individually warrants that he/she/it owns the Olive’s shares attributed to him/her/it in the incorporation deed of HoldCo, legally and beneficially, free and clear of all liens, encumbrances or third-party rights.

3.2	Each Accepting Shareholder individually warrants that there are no agreements or arrangements in force which provide for the present or future issue, transfer, redemption or repayment of, or grant to any person the right (whether conditional or otherwise) to require the issue, transfer, redemption or repayment of the Olive’s shares attributed to the Accepting Shareholder.

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SCHEDULE 2.3.2(V)

HOLDO ARTICLES OF ASSOCIATION

[In separate document]

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SCHEDULE 2.4(II)

OLIVE ARTICLES OF ASSOCIATION

[In a separate document]

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SCHEDULE 2.4(IV)

HOLDCO SHAREHOLDERS’ AGREEMENT

[In a separate document]

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SCHEDULE 4.2.1

TEMPLATE OF THE CLAUSE TO INCLUDE IN THE PUBLIC DEED OF

INCORPORATION OR OF CAPITAL INCREASE OF SPV ASSETS

1.	[Olive Carve Out] will be contributed by the [Contributing Entities] as “it is”, without transferring, together with it, any other assets or rights not included in the above description, “as they are and wherever they are” at the time of the contribution. [SPV Assets] represents it knows and accepts the state of use and maintenance of Olive Carve Out.

2.	[Olive Carve Out] will be contributed together with all liens, encumbrances, easements and third party rights, ground rents (censos), and urbanistic conditions (afecciones urbanísticas), whether known or unknown, that hereby are expressly accepted by [SPV Assets].

3.	[SPV Assets] unconditionally assumes as of the date of the contribution all current or future debts and liabilities, whether known or unknown, in connection with the [Olive Carve Out] that the [Contributing Entities], as well as other companies in the group, directors, representatives or employees may have. [SPV Assets] undertakes to carry out all necessary actions to obtain the consent corresponding to the creditor to execute an amendment (novación subjetiva) by which it replaces the debtor releasing the Contributing Entities of such debts and liabilities. When this is not possible, the assumption of debt hereby agreed, will be implemented as cumulative and non-exhaustive, and in such case, SPV Assets undertakes to pay such debts and liabilities directly to the third parties that might claim them, and in all circumstances, to hold harmless the Contributing Entities, as well as any other company of the group, its shareholders, directors, representatives and employees, of any risks or damages arising from a third party claim regarding debts and liabilities hereby assumed by [SPV Assets].

4.

[SPV Assets] acknowledges and accepts that the [Contributing Entities] are not making, nor it can be understood that they have made, any representation or warranties regarding [Olive Carve Out]. The conventional liability regime is not applicable in connection with this contribution. [SPV Assets] fully releases the

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[Contributing Entities] of the legal liability regimen provided in articles 64 to 66 of the Spanish Companies Act (Ley de Sociedades de Capital), as well as any other regulation that may be applicable.

5.	[SPV Assets] releases the [Contributing Entities] of all liabilities provided in articles 73 to 75 of the Spanish Companies Act (Ley de Sociedades de Capital), and undertakes to hold the [Contributing Entities] harmless of any risks and damages that these may suffer as a result of the exercise of any third party claim set out in the referred articles.

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SCHEDULE 5.1.1

VALUATION

Description of the bottling businesses of Olive, Black and White that will be contributed to Orange

Olive

Olive is Red’s independent bottler for Spain, Portugal and Andorra.

The company manufactures and markets Red’s non-alcoholic ready-to-drink products such as carbonated soft drinks (including Coca-Cola and Fanta), non-carbonated soft drinks (including Nestea and Powerade), juices (Minute Maid), and water (aquaBona and Toscal). Olive has 19 brands and 84 products in its portfolio and serves over 100m consumers and 400k clients.

The company was formed in 2013 as a result of the integration of eight existing regional bottling companies in the Iberian Peninsula. This integration has allowed the company to position itself as the top food and beverage company in the Iberian region and to extract significant synergies from undertaking a full integration of the eight businesses.

Olive has c.4,700 employees and is headquartered in Barcelona, Spain.

Black

Black is Red’s wholly owned bottling subsidiary in Germany, which manufactures and markets Red brand products in Germany.

The company bottles mainly carbonated soft drinks (including Coca-Cola, Coke Zero, Coca-Cola Light, Sprite, Fanta), but also juices, ready-to-drink tea, and water (ViO).

Black is the largest German beverages company, which resulted from several waves of consolidation of a number of regional and largely family owned bottling franchises, which started in the middle of the 1900s and was completed in January 2014 with the final buyout by Red of the remaining minorities.

Black has c.10,160 employees and is headquartered in Berlin, Germany.

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White

White is one of Red’s largest independent bottlers in the world, operating across Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden.

Along with Red’s flagship product Coca-Cola, the company’s portfolio encompasses a broad range of regular, low- and no-calorie beverage categories including energy drinks, still and sparkling waters, juices, sports drinks, and ready-to-drink teas. Other innovative brands in portfolio include Capri-Sun, Appletiser, Smartwater and Monster. White serves a market of approximately 170m customers and has 17 production facilities.

Although White has been an independent publicly traded company since 1986, it became exclusively a European Bottler in October 2010 following a transaction with Red in which Red acquired all of White’s the Northern American operations. As part of the transaction, White retained the European territories and also acquired bottling rights in Norway and Sweden. The new European bottler was incorporated in Delaware in 2010 and is a publicly traded company listed on the New York Stock Exchange and NYSE Euronext in Paris.

White has c.11,520 employees and is headquartered in Atlanta, Georgia USA.

Orange

The unified bottler Orange will have significant scale and reach in the Western European markets, with a total of c.2.5bn of unit cases, c.€12bn of sales, c. €1.9bn of EBITDA and c.€1.5bn of EBIT with 50 manufacturing sites.

Methods followed to assess the Bottling Businesses and the valuations for each of the bottling businesses in the framework of Project Spark

Valuation approach to the bottling businesses in the framework of Project Spark

The principal valuation methodology referenced for the transaction was public market valuations. It was agreed between the three parties that a public market multiple-based methodology is the most appropriate valuation framework for determining relative contribution values in this case as White’s current trading multiple represents an obvious point of reference for investors. Other valuation methodologies have been reviewed by

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Rothschild for sense-check purposes (such as DCFs, trading peers and precedent transactions) but were never discussed by the three parties during the value negotiations. As part of the deal it has been agreed that White shareholders will receive a cash distribution on top of its equity stake in the enlarged Orange. The effective premium being paid to White on this basis was benchmarked against premia paid for other cash and stock transactions to ensure that the premium was of an appropriate quantum taking into account the level of synergy sharing, governance controls and protections that Olive will have in the enlarged company.

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SCHEDULE 5.1.2

ORANGE SHAREHOLDERS’ AGREEMENT TERM SHEET

	Key Term	Summary

1.	Parties	Orange Olive HoldCo Red

2.	Governance

•       The board of directors of Orange (the Board) will generally be responsible for running Orange however day to day business will be the responsibility of the CEO.

•       The Board will be composed of up to 17 directors of whom one will be the CEO, five shall be nominated by Olive HoldCo, two shall be nominated by Red and nine to be appointed as independent non-executive directors (INEDs). The appointment rights of Olive HoldCo and Red reduce as their equity proportions reduce and each of Olive HoldCo and Red must own at least 5% of the Orange shares (the Shares) in order to have any director appointment rights.

•       Olive HoldCo is entitled to appoint the Chairman for so long as it holds at least 25% of the Shares and has a veto over the identity of the Chairman for so long as it holds at least 15% of Shares. Sol Daurella to serve as the first Chairman.

•       Committees of the board, except the audit committee but including a committee dealing with affiliated transactions, will (unless such director has a conflict) include an Olive HoldCo nominated director for so long as Olive HoldCo owns at least 15% of Shares.

3.	Selling shares in Orange

•       Olive HoldCo may not dispose of any shares in Orange prior to the second anniversary of the Effective Date (the Second Anniversary) without prior approval from a majority of INEDs.

•       After the Second Anniversary:

•    Olive HoldCo may sell its shares in Orange on a recognised investment exchange provided that:

•    it does not sell more than 5% of the Shares within a 12 month period without consent of the board of Orange; and

•    it notifies Orange if it wishes to sell more than 3% of the Shares within a 12 month period.

•    Olive HoldCo may sell its Shares privately (other than to a short blacklist of people identified by Red to whom it may not sell Shares) if it has first given (i) Orange the right to buy back the shares in question [NB: subject to tax advice], and (ii) Red the right to purchase the shares in question, and either they have both not purchased the shares or Olive HoldCo is able to sell the shares for a higher price.

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	Key Term	Summary

4.	Purchasing shares in Orange

•       Olive HoldCo and Olive HoldCo shareholders will not be permitted to acquire certain shares in Orange for a period of three years from the Closing Date without the prior approval of the Board of Orange. Olive HoldCo shall be required to ensure that the Olive HoldCo shareholders (together with their family members and any companies controlled by them or their family members) comply with these provisions.

•       Olive HoldCo and Red may not together own more than 67% of the Shares without one of them (or jointly) making a recommended public takeover offer.

5.	Veto rights

•       A number of matters require the approval of the Board together with an Olive HoldCo nominated director (for so long as Olive HoldCo holds 15% or more of the Shares) and a Red nominated director (for so long as Red holds 10% or more of the Shares). These include (but are not limited to) the following key matters:

•    appointment of the CEO or extending his term;

•    approving the annual or long range business plan;

•    entry into certain large transactions or taking of strategic decisions which exceed a certain value;

•    issuing shares which represent over 10% of the issued share capital of Orange, buying shares back or otherwise diluting the shareholding of Olive HoldCo or Red;

•    changing, adding or cancelling a listing venue; and

•    entering into material contracts.

6.	Related party transactions	Any new transactions or amendments to existing transactions between Orange and Olive HoldCo or Red require the approval of the Board. Olive HoldCo/Red nominated directors (as applicable) will not be permitted to vote on the proposals.

7.	Change of Control and Events of Default

•       If there is a change of control event in relation to Olive HoldCo (an Olive HoldCo Change of Control) which has not been consented to by Orange and Red, this will amount to an event of default under the SHA and Olive HoldCo shall lose all of its special rights under the SHA other than the right to appoint directors.

•       It will be an Olive HoldCo Change of Control if Olive HoldCo comes under the Control (broadly defined as owning or being able to vote more than 50% of the shares) of any person other than a member of the Daurella family except in circumstances where those shareholders owning at least 4.7% of the Olive shares at the Signing Date continue to “Control” Olive HoldCo and there is no individual shareholder which owns a greater number of Olive HoldCo shares than a member of the Daurella family.

8.	Termination

•       The SHA shall terminate:

•    on the date when either Red or Olive HoldCo makes a recommended public takeover offer for Orange;

•    on a winding up of Orange; or

•    on the date when both Red and Olive HoldCo’s equity proportion falls below 5%,

or as otherwise agreed by the parties. In the event that the SHA terminates as a result of the first bullet above, the shareholder who did not make the offer shall retain all of their rights under the agreement (including in respect of appointment of directors and veto rights).

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SCHEDULE 5.1.3(I)

MASTER AGREEMENT TERM SHEET

	Key Terms	Summary

1.	Deal Structure

•       Olive HoldCo will contribute its shares in Olive to Orange (the UK incorporated newco) in consideration for 34% of shares in Orange. This percentage can be adjusted upwards or downwards in certain specific scenarios.

•       Red will procure the transfer of shares in Black to Orange in consideration for 18% of shares in Orange. This percentage can be adjusted upwards or downwards in certain specific scenarios.

•       White shareholders will merge White with a subsidiary of Orange in consideration for a cash amount and 48% of shares in Orange. This percentage can be adjusted upwards or downwards in certain specific scenarios.

•       Assets to be excluded from Olive’s contribution will be transferred to a special purpose vehicle of Olive HoldCo prior to completion (and potential losses from the same that could fall to Olive indemnified by Olive HoldCo).

•       Orange shares will be listed on the Amsterdam Stock Exchange. Orange shares may also be listed on other regulated markets (including the Spanish Stock Exchanges, NYSE Euronext London and the New York Stock Exchange).

•       Subject to obtaining regulatory approval (among other conditions), Vifilfell hf. (Iceland) will be transferred to Orange (and/or to a subsidiary of Orange) after completion, but this transfer will be agreed beforehand.

2.	Conditions

Main mutual conditions:

•       competition approval in place without burdensome conditions

•       sufficient cash available to pay White shareholders

•       corporate authorisations

•       regulatory authorities’ approval to list the Orange shares

Main conditions to be satisfied by each of Red, Olive and White:

•       no fundamental warranties are inaccurate, no non-fundamental warranties are not true and correct so as to result in a materially adverse effect on business or prevent consummation of the agreed transactions and there has been no material breach or failure of the TMA

•       consummation of transactions under the Olive Framework Agreement

•       no less than between 92.2 to 95% of Olive shares having been transferred to Olive HoldCo

•       Olive HoldCo having adhered to the TMA and executed the Olive Contribution Agreement

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	Key Terms	Summary

•       no Olive change of control

•       Red, Olive and White receive separate comfort that the US tax inversion analysis holds, i.e. Orange will not be treated as a US domestic corporation for US tax purposes and should not be treated as a “surrogate foreign corporation”

Conditions may be waived by the party (or parties) in favour of whom they are made.

3.	Commercial Matters

•       Red, Olive, Olive HoldCo and White will use all reasonable endeavours to help Orange obtain debt financing as needed.

•       All parties will use reasonable endeavours to agree before completion (a) the Orange bottling agreements and (b) the form of the initial business plan and the initial long range business plan.

4.	Conduct of Business

Between signing the TMA and completion, Red, Olive, Olive HoldCo and White shall:

•       continue to operate in the ordinary course

•       use reasonable endeavours to preserve material operations and facilities and goodwill

•       materially perform and comply with all agreements including those relating to bottling

•       materially act in compliance with their standalone business plan

Except with the consent of the other parties or within the ordinary course of business, between signing the TMA and completion, Red, Olive, Olive HoldCo and White will not without consent of each other and other than in the ordinary course of business take certain actions, including entering into new obligations, in respect of (in summary): capital or corporate structure, constitutional documents, material contracts, distributions, capital expenditure, incurred debt, permitted encumbrances, accounting policies, tax, compliance, insurance, employees or the types, scope or geographical location of their business (or commit to do any of these things).

5.	Financial Metrics

•       Each of Red, White and Olive set a target amount at signing – for Red’s/Black of Net Cash, for White of Net Debt and for Olive of Cash/Cash Equivalents.

•       Each then uses all reasonable endeavours to take no action that would result in this amount being more or less (as relevant) than the target amount at completion and to maintain an ordinary course level of working capital.

•       Olive can distribute to Olive HoldCo the difference between the target amount and the amount at completion of Olive Cash/Cash Equivalents subject to agreed working capital requirements. Red has a similar right in respect of Black’s Net Cash.

6.	Warranties

•       Each of Red (in respect of Black), White and Olive / Olive HoldCo give an expected set of warranties on their businesses (in the case of Olive HoldCo, on the business of Olive).

•       Warranties are given subject to disclosures (including matters readily apparent on the face of documents in the Data Room) and knowledge of certain individuals to be agreed.

7.	Termination	The TMA can be terminated: • by Red, White or Olive HoldCo if a condition becomes impossible to fulfil and the parties who could waive it confirm that they will not

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Key Terms	Summary

•       by Red, White or Olive HoldCo if any of Red, White, Olive or Olive HoldCo has breached or failed materially to perform under the TMA, the result is a material adverse effect on the relevant business being contributed and there has been no cure despite notice from the others

•       by Olive or Red if the White Merger Agreement terminates or Orange is entitled to terminate the White Merger Agreement

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SCHEDULE 6

ESTIMATED CALENDAR

ANEXO 6

CALENDARIO ESTIMADO

N..	Estimated Date	Step

1.	30/07/2015	Meeting of Olive’s Board of Directors to approve, among others: (i) Iberian Reorganisation and Project Spark, (ii) transfer of Olive shares, as established for in this Framework Agreement, (iii) proposal and amendment report of article 8.3 (ii) of Olive’s articles of association and (iv) convening of the General Shareholders’ Meeting of Olive pursuant to Clause 9.

2.	30/07/2015	Olive shareholders represented in the Board, Cobega and Olive sign this Framework Agreement.

3.	6/08/2015	Signature of the Master Agreement. Project Spark is made public.

4.	7/08/2015	Communication sent to Olive shareholders who are not signatories of the Framework Agreement, pursuant to the terms of Clause 7.1, .

5.	7/08/2015	Filing of a request to appoint an independent expert to the Commercial Registrar of Madrid, pursuant to the model form in Schedule 2.2

6.	14/09/2015	Olive shareholders’ meeting to discuss the Iberian Reorganisation, Adjustments to Perimeter and Project Spark

7.	25/09/2015	End of the term in which to adhere to the Framework Agreement pursuant to Clause ¡7

8.	30/09/2015	Olive General Shareholders’ Meeting approves (as the case may be, among others) the agreements referred to in Clause 9

9.	1/10/2015	Extraordinary liquidity mechanism begins

10.	10/10/2015	Extraordinary liquidity mechanism ends

11.	15/10/2015	End of the term for Accepting Shareholders to indicate their intention to acquire Olive shares offered to Olive within the extraordinary liquidity mechanism.

12.	4/10/2015	End of the term for Accepting Shareholders and /or Olive to acquire, as the case may be, Olive shares offered to Olive within the extraordinary liquidity mechanism.

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N..	Estimated Date	Step

13.	9/11/2015	Granting of the public deed of incorporation of HoldCo

14.	9/11/2015	HoldCo Universal Shareholders’ Meeting, as provided for in Clause 5.2.1

15.	9/11/2015	HoldCo, as sole shareholder of Olive (i) accepts the resignation of Olive[1] Directors (or approves their removal); (ii) amending Olive’s articles of association and appointing Olive’s sole director.

16.	9/11/2015	HoldCo shareholders and HoldCo sign the HoldCo Shareholders’ Agreement. Olive’s Shareholders’ Agreement is terminated.

17.	9/11/2015 or as soon as possible afterwards	Sale and purchase agreement of Iceland is signed pursuant to the terms and conditions of Clause 4.1

18.	9/11/2015 or as soon as possible afterwards	HoldCo adheres to the Master Agreement, replacing Olive, and signs the Olive Contribution Agreement.

19.	9/11/2015 or as soon as possible afterwards	Incorporation of SPV Assets to which Excluded Assets are contributed, and subsequent distribution of the shares as in-kind dividends, according to Clause 4.2

[1]	In the case that HoldCo is not the sole shareholder of Olive, the Meeting shall take place within the 40 following days to deliberate on the same agenda.

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SCHEDULE 7

ADHESION LETTER

Att. Oficina del Accionista de Coca Cola Iberian Partners, S.A.

Paseo de la Castellana, 259-C (Torre de Cristal),

Planta 9,

28046, Madrid

Spain

[Place], on [●] [●] 2015

Ref.: Adhesion Letter to the framework agreement for the reorganisation of Coca Cola Iberian Partners, S.A. and the implementation of Project Spark

Dear Sirs,

Mr./Ms. [●], with [Spanish national identification/Passport] number [●] of [nationality] [acting in the name and on behalf of [●], [nationality] company domiciled at [●] and tax identification number/foreigner identification card number] [●]], owner of shares number [●] [to [●] both inclusive], with regard to the framework agreement for the reorganisation of Coca Cola Iberian Partners S.A. and the implementation of Project Spark, signed on 30 July 2015 by and between Coca Cola Iberian Partners S.A. shareholders (the “Framework Agreement”).

STATE

that I have received a copy of the Framework Agreement and, hereby and pursuant to the provisions in Clause 7, express my unconditional intention of adhering to the Framework Agreement and becoming a part of such, as Accepting Shareholder, therefore being bound by the terms and conditions of the Master Agreement.

The following addresses should be used for notification purposes:

To the attn. of: [●]

[address]

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Copy of [Spanish identification card number / Passport] of the signatory is enclosed [as well as of the document certifying the representation faculty by which he acts]

[This is never said in English—>]Yours faithfully,

[●]

Bp:

Mr./Ms. [●]

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SCHEDULE 12.6

NOTICES

PARTy	ADDRESS FOR THE RECEPTION OF NOTICES

COBEGA INVEST, S.L.	Avenida del Països Catalans 32, Esplugues de Llobregat, Barcelona To the attention of Ms. Sol Daurella Comadrán.

Mr. MANUEL ÁLVAREZ DE ESTRADA Y CREUS	Plaza de las Salesas número 3, 28004 Madrid

PALVESA, S.L.	Plaza de las Salesas 3 1 4º Dcha, 28004 Madrid

COLABOTS, S.L.	Plaza de las Salesas número 3, 28004 Madrid

ALESTRA CAPITAL, S.L.	Calle Lagasca, 88, 28001 Madrid

Mr. BELTRAN ÁLVAREZ DE ESTRADA Y CREUS	Calle Lagasca, 88, 28001 Madrid

Ms. PALOMA ÁLVAREZ DE ESTRADA Y JÁUREGUI	Plaza de las Salesas 3 1 4º Dcha, 28004 Madrid

EMPRESAS COMERCIALES E INDUSTRIALES VALENCIANAS, S.L.	Calle La Paz, 31, 2º, 4ª 46006 Valencia To the attention of Mr. Juan Luis Gómez-Trénor Fos.

CULTIVOS VALENCIA, S.L.	Calle La Paz, 31, 2º, 4ª 46006 Valencia To the attention of Mr. Javier Gómez-Trénor Fos.

INVERSIONES CASPATRÓ, S.L.	Calle La Paz, 31, 2º, 4ª 46006 Valencia A la atención de D. Javier Gómez-Trénor Vergés.

NALPA, S.L.	Calle Conde de Montornés, 1, 1º, 46003, Valencia Calle La Paz, 31, 2º, 4ª 46006 Valencia To the attention of Mr. Álvaro Gómez-Trénor Aguilar.

Mr. JAVIER GÓMEZ-TRÉNOR VERGÉS	Calle La Paz, 31, 2º, 4ª 46006 Valencia To the attention of Mr. Javier Gómez-Trénor Vergés.

Ms. BEATRIZ GÓMEZ-TRÉNOR LARIOS	Plaza Alfonso el Magnánimo, 14, 5º 9º, 46003 Valencia

Mr. GONZALO GÓMEZ-TRÉNOR LARIOS	Plaza Alfonso el Magnánimo, 14, 5º 9º, 46003 Valencia

Mr. SANTIAGO GÓMEZ-TRÉNOR LARIOS	Plaza Alfonso el Magnánimo, 14, 5º 9º, 46003 Valencia

Mr. ÁLVARO GÓMEZ-TRÉNOR AGUILAR	C/ Conde de Montornés, 1 1º, 46003 Valencia

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PARTy	ADDRESS FOR THE RECEPTION OF NOTICES

Mr. JUAN LUÍS GÓMEZ-TRÉNOR FOS	Calle de la Paz, 31, 2º 4ª, 46003 Valencia

USÓ FERRERA VALORES, S.L.	Calle Pizarro 1, 5º 46004 Valencia

Mr. MANUEL FERRÍS USÓ	Calle Garcia Luna 12 - 2º E 28002 Madrid

Mr. MARIA DEL CARMEN FERRÍS USÓ	Gran Vía Marqués del Turia, 79 - piso 8º, puerta 14, 46005 Valencia

UMADA FAFEG, S.L.	Calle Almagro, 31, 2º D, 28010 Madrid

Mr. JOSÉ IGNACIO COMENGE SÁNCHEZ-REAL	Calle Almagro, 31, 2º D, 28010 Madrid

MENDIBEA 2002, S.L.	Calle Almagro 31, 2ºD, 28010 Madrid

BELLICH, S.L.	Calle Serrano 93 4ºE-F, 28006 Madrid

PAOSAR, S.L.	Calle Serrano 93, 4ºE -F 28006 Madrid

FIMORA INVERSIONES, S.L.	Calle José Abascal 44, 2º izq, 28003 Madrid

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